EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Harbinger Group Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Harbinger Group Inc. of our reports dated December 13, 2011, with respect to the consolidated balance sheets of Harbinger Group Inc. as of September 30, 2011 and 2010, and the related consolidated statements of operations, permanent equity (deficit) and comprehensive income (loss), and cash flows for the years ended September 30, 2011 and September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor), and the period October 1, 2008 to August 30, 2009 (Predecessor), and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 13, 2011, which reports appear in the September 30, 2011 annual report on Form 10-K of Harbinger Group Inc.

Our report on the consolidated financial statements includes an explanatory paragraph that describes the Successor’s adoption of the provisions of ASC Topic 852, “Reorganization” in 2009.

/s/ KPMG LLP
New York, New York
December 16, 2011